Colfax Announces Fourth Quarter 2020 Results and 2021 Growth Outlook

•Reported $0.29 EPS from continuing operations and achieved $0.51 of adjusted EPS
•Recently acquired two high-growth, high-gross margin medical technology businesses
•Announced 2021 outlook with expectations for significant revenue, profit and cash flow growth
•Scheduled Investor Day for Thursday, March 11, 2021

ANNAPOLIS JUNCTION, MD, February 18, 2021 (GLOBE NEWSWIRE) -- Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced its financial results for the fourth quarter of 2020.

The Company earned fourth quarter net income from continuing operations of $41 million, or $0.29 per share, and adjusted earnings of $0.51 per share. These results compare with prior year results of $0.24 and $0.61, respectively. Adjustments are included in this release. Colfax fourth quarter net sales increased 3% sequentially from its third quarter results to $828 million. These results are 4% lower than the prior year fourth quarter results on an organic sales-per-day basis and 7% lower overall. The Company also posted fourth quarter adjusted EBITA of $113 million, or 13.6% of sales, a sequential increase of 20 basis points over the third quarter. Prior year comparable margins were 15.1%. During the quarter, the Company achieved a significant increase in cash flow, generating operating cash flow of $129 million and free cash flow of $96 million.

“Our strong revenue, earnings and cash flow performance demonstrates further recovery in our markets and effective operating execution,” said Matt Trerotola, Colfax President and CEO. “Customer demand in our Fabrication Technology business strengthened at a faster pace than expected, contributing to strong sales and profit performance. Sales in our MedTech business started the quarter as expected and showed strong relative performance despite constraints on elective surgeries that deferred some procedures and related revenue. We enter the new year with a clear path to healthier market conditions, strong growth in financial results and accelerating momentum.”

The Company also announced that it recently completed the acquisition of two medical technology businesses. LiteCure®, a market leader in therapeutic laser technology for human and animal health, strengthens Colfax’s leadership position in physical therapy and rehabilitation with higher growth opportunities. Trilliant Surgical® provides innovative surgical solutions in the high-growth foot and ankle market segment. Combined with the previously announced acquisition of the Scandinavian Total Ankle Replacement (STAR™) system, Colfax has established a new platform to expand the Company’s leadership in extremities.

“These acquisitions are consistent with our strategy to accelerate the growth of our Medical Technology portfolio through attractive additions in strategic, high-growth and high-margin adjacency businesses,” said Mr. Trerotola. “These transactions are immediately accretive to growth and gross margins, with operating margins projected to rapidly expand with revenue growth over time. Our disciplined acquisition program remains active, and we expect to announce additional transactions this year.”

In the fourth quarter, Colfax’s Fabrication Technology segment sales decreased 2% on an organic sales-per-day basis versus the prior year quarter and 7% overall, including a 1% negative impact from unfavorable currency trends. The segment reported adjusted EBITA margins of 15.4%, compared to 15.6% in the prior year. Medical Technology segment sales in the quarter decreased 7% on an organic sales-per-day basis compared to the prior year and 7% overall, including a 2% benefit from positive currency trends. The segment reported adjusted EBITA margins of 16.0%, compared to 19.2% in the prior year.

2021 Financial Outlook

Colfax also announced expectations for significant growth in sales, earnings and cash flow in 2021. Revenue is expected to grow 15-18% from the prior year, sequentially improving throughout the year due to seasonality and expected recovery in customer demand. The Company expects adjusted earnings to grow at least 44% to $2.00 to $2.15 per diluted share and is projecting free cash flow of $250 million or more. For the first quarter 2021, Colfax expects adjusted earnings of $0.35 to $0.40 per diluted share.

Investor Day Scheduled for Thursday, March 11, 2021

Colfax also announced it will host an Investor Day on Thursday, March 11, 2021 from 9:00 a.m. to approximately 1:00 p.m. Eastern time. The event will be held virtually and include presentations from the Company’s corporate and business leadership. To register for the event, please visit the Investor Relations section of our website https://ir.colfaxcorp.com/events-presentations.

Conference Call and Webcast

The Company will hold a conference call to discuss its fourth quarter 2020 results and 2021 outlook beginning at 8:00 a.m. Eastern today, which will be open to the public by calling +1-877-303-7908 (U.S. callers) and +1-678-373-0875 (International callers) and referencing the conference ID number 3753307 and through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a leading diversified technology company that provides specialty medical technologies and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. The Company uses its Colfax Business System (“CBS”), a comprehensive set of tools, processes and values, to create superior value for customers, shareholders and associates. Colfax’s common stock is traded on the NYSE under the ticker “CFX.”

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, adjusted net income margin from continuing operations, adjusted net income per diluted share from continuing operations, adjusted EBITA (earnings before interest, taxes and amortization), adjusted EBITA margin, organic sales growth, and free cash flow. Colfax also provides adjusted EBITA and adjusted EBITA margin on a segment basis.

Adjusted net income from continuing operations represents net income (loss) from continuing operations excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, debt extinguishment charges, acquisition-related amortization and other non-cash charges, and strategic transaction costs. Colfax also presents adjusted net income margin from continuing operations, which is subject to the same adjustments as adjusted net income from continuing operations.

Adjusted net income per diluted share from continuing operations represents adjusted income from continuing operations divided by the number of adjusted diluted weighted average shares. Both GAAP and non-GAAP diluted net income per share data is computed based on weighted average shares outstanding and, if there is net income from continuing operations (rather than net loss) during the period, the dilutive impact of share equivalents outstanding during the period. Diluted weighted average shares outstanding and adjusted diluted weighted average shares outstanding are calculated on the same basis except for the net income or loss figure used in determining whether to include such dilutive impact.

Adjusted EBITA represents net income (loss) from continuing operations excluding restructuring and other related charges, MDR and other costs, acquisition-related amortization and other non-cash charges, and strategic transaction costs, as well as income tax expense (benefit) and interest expense, net. Colfax presents adjusted EBITA margin, which is subject to the same adjustments as adjusted EBITA. Further, Colfax presents adjusted EBITA (and adjusted EBITA margin) on a segment basis, which excludes the impact of strategic transaction costs and acquisition-related amortization and other non-cash charges from segment operating income.

Organic sales growth (decline) excludes the impact of acquisitions and foreign exchange rate fluctuations.

Free cash flow represents cash flow from operating activities less purchases of property, plant and equipment.

These non-GAAP financial measures assist Colfax management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans that are fundamentally different from the ongoing productivity improvements of the Company. Colfax management also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

In this document, Colfax presents forward-looking adjusted EPS and free cash flow guidance. Colfax does not provide such outlook on a GAAP basis because changes in the items that Colfax excludes from GAAP to calculate these measures can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Colfax’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis. These excluded items could have a significant impact on the Company’s GAAP financial results.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers, and other impacts on Colfax’s business and ability to execute business continuity plans, and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Mike Macek
Vice President, Finance
Colfax Corporation
+1-302-252-9129
investorrelations@colfaxcorp.com

Colfax Corporation
Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales	$828,122	$888,373	$3,070,769	$3,327,458
Cost of sales	473,437	492,530	1,782,664	1,926,402
Gross profit	354,685	395,843	1,288,105	1,401,056
Selling, general and administrative expense	281,417	285,861	1,087,401	1,132,149
Restructuring and other related charges	14,824	18,098	38,413	65,295
Operating income	58,444	91,884	162,291	203,612
Pension settlement loss	—	—	—	33,616
Interest expense, net	25,615	32,683	104,262	119,503
Income from continuing operations before income taxes	32,829	59,201	58,029	50,493
Income tax expense (benefit)	(8,691)	24,790	(6,053)	31,630
Net income from continuing operations	41,520	34,411	64,082	18,863
Income (loss) from discontinued operations, net of taxes	(7,405)	(49,744)	(18,311)	(536,009)
Net income (loss)	34,115	(15,333)	45,771	(517,146)
Less: income attributable to noncontrolling interest, net of taxes	903	1,530	3,146	10,500
Net income (loss) attributable to Colfax Corporation	$33,212	$(16,863)	$42,625	$(527,646)
Net income (loss) per share - basic
Continuing operations	$0.30	$0.24	$0.45	$0.10
Discontinued operations	$(0.05)	$(0.36)	$(0.13)	$(3.99)
Consolidated operations	$0.24	$(0.12)	$0.31	$(3.89)
Net income (loss) per share - diluted
Continuing operations	$0.29	$0.24	$0.44	$0.10
Discontinued operations	$(0.05)	$(0.36)	$(0.13)	$(3.99)
Consolidated operations	$0.24	$(0.12)	$0.31	$(3.89)

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Adjusted Net Income and Adjusted Net Income Per Share
Net income from continuing operations attributable to Colfax Corporation (1) (GAAP)	$40.6	$32.9	$60.9	$14.2
Restructuring and other related charges - pretax (2)	16.5	23.0	45.0	73.7
MDR and other costs - pretax (3)	2.4	—	6.9	—
Debt extinguishment charges - pretax	—	—	—	0.8
Acquisition-related amortization and other non-cash charges - pretax (4)	35.8	14.5	143.9	138.5
Strategic transaction costs - pretax (5)	(0.4)	4.4	2.8	61.0
Pension settlement loss - pretax	—	—	—	33.6
Tax adjustment (6)	(24.4)	8.6	(65.8)	(46.8)
Adjusted net income from continuing operations (non-GAAP)	$70.6	$83.4	$193.8	$275.2
Adjusted net income margin from continuing operations	8.5%	9.4%	6.3%	8.3%
Weighted-average shares outstanding - diluted (in millions)	138.4	137.6	138.9	136.7

Adjusted net income per share - diluted from continuing operations (non-GAAP)	$0.51	$0.61	$1.40	$2.01

Net income per share - diluted from continuing operations (GAAP)	$0.29	$0.24	$0.44	$0.10
__________
(1) Net income from continuing operations attributable to Colfax Corporation for the respective periods is calculated using Net income from continuing operations less the continuing operations component of the income attributable to noncontrolling interest, net of taxes, of $0.9 million and $3.1 million for the three months and year ended December 31, 2020 and $1.5 million and $4.6 million for the three months and year ended December 31, 2019, respectively. Net income from continuing operations attributable to Colfax Corporation for the year ended December 31, 2020 includes a $6.8 million discrete tax benefit associated with the filing of timely elected changes to U.S. Federal tax returns to credit rather than to deduct foreign taxes. The discrete benefit has been excluded from the effective tax rates used to calculate adjusted net income and adjusted net income per share.
(2) Includes $1.7 million and $6.6 million of expense classified as Cost of sales on the Company’s Consolidated Statements of Operations for the three months and year ended December 31, 2020, respectively, and $4.9 million and $8.5 million of expense classified as Cost of sales on the Company’s Consolidated Statements of Operations for the three months and year ended December 31, 2019, respectively.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.
(5) Includes costs incurred for the acquisition of DJO.
(6) The effective tax rates used to calculate adjusted net income and adjusted net income per share were 18.0% and 23.3% for the three months and year ended December 31, 2020 and 16.0% and 21.9% for the three months and year ended December 31, 2019, respectively.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Dollars in millions)
Net income from continuing operations (GAAP)	$41.5	$34.4	$64.1	$18.9
Income tax expense (benefit)	(8.7)	24.8	(6.1)	31.6
Interest expense, net(1)	25.6	32.7	104.3	119.5
Pension settlement loss	—	—	—	33.6
Restructuring and other related charges(2)	16.5	23.0	45.0	73.7
MDR and other costs(3)	2.4	—	6.9	—
Strategic transaction costs(4)	(0.4)	4.4	2.8	61.0
Acquisition-related amortization and other non-cash charges(5)	35.8	14.5	143.9	138.5
Adjusted EBITA (non-GAAP)	$112.8	$133.8	$361.0	$476.9
Net income margin from continuing operations (GAAP)	5.0%	3.9%	2.1%	0.6%
Adjusted EBITA margin (non-GAAP)	13.6%	15.1%	11.8%	14.3%

__________
(1) Includes $0.8 million of debt extinguishment charges in the first quarter of 2019.
(2) Restructuring and other related charges includes $1.7 million and $6.6 million of expense classified as Cost of sales on the Company’s Consolidated Statements of Operations for the three months and year ended December 31, 2020, respectively, and $4.9 million and $8.5 million of expense classified as Cost of sales on the Company’s Consolidated Statements of Operations for the three months and year ended December 31, 2019, respectively.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017.
(4) Includes costs incurred for the acquisition of DJO.
(5) Includes amortization of acquired intangibles and fair value charges on acquired inventory.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Change in Sales
Dollars in millions
(Unaudited)

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	%	$	%	$	%

For the three months ended December 31, 2019	$554.7		$333.7		$888.4
Components of Change:
Existing businesses(1)	(29.0)	(5.2)%	(36.6)	(11.0)%	(65.6)	(7.4)%
Acquisitions(2)	—	—%	7.1	2.1%	7.1	0.8%
Foreign currency translation(3)	(7.1)	(1.3)%	5.3	1.6%	(1.8)	(0.2)%
	(36.1)	(6.5)%	(24.2)	(7.3)%	(60.3)	(6.8)%
For the three months ended December 31, 2020	$518.6		$309.5		$828.1
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume.
(2) Represents the incremental sales from acquisitions.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

	Net Sales
	Fabrication Technology		Medical Technology(1)		Total Colfax
	$	%	$	%	$	%

For the year ended December 31, 2019	$2,247.0		$1,249.6		$3,496.6
Components of Change:
Existing businesses(2)	(218.4)	(9.7)%	(139.1)	(11.1)%	(357.5)	(10.2)%
Acquisitions(3)	—	—%	7.1	0.6%	7.1	0.2%
Foreign currency translation(4)	(78.5)	(3.5)%	3.1	0.2%	(75.4)	(2.2)%
	(296.9)	(13.2)%	(128.9)	(10.3)%	(425.8)	(12.2)%
For the year ended December 31, 2020	$1,950.1		$1,120.7		$3,070.8
(1) Medical Technology prior year Net sales and components of change are based on or derived from Management’s internal reports. On the Company’s 2020 Form 10-K, Medical Technology prior year Net sales include only sales subsequent to February 22, 2019, the date of the DJO acquisition, and sales prior to the DJO acquisition are included in the Acquisitions line item of the change in sales reconciliation.
(2) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume.
(3) Represents the incremental sales from acquisitions.
(4) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

Colfax Corporation
Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$97,068	$109,632
Trade receivables, less allowance for credit losses of $37,666 and $32,634	517,006	561,865
Inventories, net	564,822	571,558
Prepaid expenses	69,515	70,429
Other current assets	113,418	90,761
Total current assets	1,361,829	1,404,245
Property, plant and equipment, net	486,960	491,241
Goodwill	3,314,541	3,202,517
Intangible assets, net	1,663,446	1,719,019
Lease asset - right of use	173,942	173,320
Other assets	350,831	396,490
Total assets	$7,351,549	$7,386,832

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$27,074	$27,642
Accounts payable	330,251	359,782
Accrued liabilities	454,333	469,890
Total current liabilities	811,658	857,314
Long-term debt, less current portion	2,204,169	2,284,184
Non-current lease liability	139,230	136,399
Other liabilities	608,618	619,307
Total liabilities	3,763,675	3,897,204
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 118,496,687 and 118,059,082 issued and outstanding as of December 31, 2020 and 2019, respectively	118	118
Additional paid-in capital	3,478,008	3,445,597
Retained earnings	517,367	479,560
Accumulated other comprehensive loss	(452,106)	(483,845)
Total Colfax Corporation equity	3,543,387	3,441,430
Noncontrolling interest	44,487	48,198
Total equity	3,587,874	3,489,628
Total liabilities and equity	$7,351,549	$7,386,832

Colfax Corporation
Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Year Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income (loss)	$45,771	$(517,146)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Divestiture impairment loss	—	449,000
Depreciation, amortization and other impairment charges	246,229	236,026
Stock-based compensation expense	28,911	21,960
Non-cash interest expense	5,739	9,937
Deferred income tax benefit	(29,218)	(590)
(Gain) loss on sale of property, plant and equipment	(491)	61
Gain on sale of business	—	(14,233)
Pension settlement loss	—	77,390
Changes in operating assets and liabilities:
Trade receivables, net	42,688	49,924
Inventories, net	23,787	(44,887)
Accounts payable	(30,747)	(119,325)
Other operating assets and liabilities	(30,734)	(17,169)
Net cash provided by operating activities	301,935	130,948
Cash flows from investing activities:
Purchases of property, plant and equipment	(114,785)	(125,402)
Proceeds from sale of property, plant and equipment	9,552	7,781
Acquisitions, net of cash received	(69,846)	(3,151,056)
Proceeds from sale of business, net	—	1,635,920
Net cash used in investing activities	(175,079)	(1,632,757)
Cash flows from financing activities:
Proceeds from borrowings on term credit facility	—	1,725,000
Payments under term credit facility	(40,000)	(1,387,500)
Proceeds from borrowings on revolving credit facilities and other	860,681	2,045,083
Repayments of borrowings on revolving credit facilities and other	(938,997)	(2,273,802)
Proceeds from borrowings on senior unsecured notes	—	1,000,000
Payment of debt issuance costs	(4,560)	(23,380)
Proceeds from prepaid stock purchase contracts	—	377,814
Proceeds from issuance of common stock, net	3,500	11,879
Payment for noncontrolling interest share repurchase	—	(93,505)
Deferred consideration payments and other	(12,275)	(12,095)
Net cash provided by (used in) financing activities	(131,651)	1,369,494
Effect of foreign exchange rates on Cash and cash equivalents and Restricted cash	(3,768)	(3,072)
Decrease in Cash and cash equivalents and Restricted cash	(8,563)	(135,387)
Cash and cash equivalents and Restricted Cash, beginning of period	109,632	245,019
Cash and cash equivalents and Restricted cash, end of period	$101,069	$109,632